EXHIBIT 99.1

Psychemedics Corporation Announces 3rd Straight Year of Record Revenue; Declares 90th Consecutive Quarterly Dividend

ACTON, Mass., March 04, 2019 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2018. The Company also announced a quarterly dividend of $0.18 per share payable to shareholders of record as of March 14, 2019 to be paid on March 25, 2019. This will be the Company’s 90th consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2018 was $42.7 million versus $39.7 million for the twelve months ended December 31, 2017, an increase of 7%. Net income for the twelve months ended December 31, 2018 was $4.6 million or $0.83 per diluted share, versus $6.1 million or $1.10 per diluted share, for the comparable period last year, a decrease of 25%. Pre-tax income for the twelve months ended December 31, 2018 was $7.7 million, or a decrease of 6% versus the comparable period last year. The Company’s revenue for the quarter ended December 31, 2018 was $9.9 million versus $9.8 million for the quarter ended December 31, 2017, an increase of 2%. Net income for the quarter ended December 31, 2018 was $0.9 million or $0.16 per diluted share, versus $2.4 million or $0.42 per diluted share, for the comparable period last year. Pre-tax income for the quarter was $1.5 million versus $2.0 million for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

“This was the Company’s third straight year of record revenue. This was achieved despite the fact that revenue, as well as earnings, were significantly impacted by negative changes in the Brazilian exchange rate.

“While we achieved solid growth in revenue of 7%, if the exchange rate remained the same from 2017 to 2018, revenue would have been up 13%, a significant difference. Domestic revenue grew 11%, with especially strong performance in the Oil & Gas and Transportation sectors. International revenue was up 1%.

“Reported earnings show a decline. However, because of the tax and foreign currency exchange rate impact, our reported numbers do not reflect the underlying strength of the company.

  If the exchange rate for the Brazilian Real had remained the same, the diluted EPS in 2018 would have increased $0.24, or would have been $1.07. In addition, 2017 included a one-time tax credit of $1.2 million, or $0.22 diluted EPS from the “Tax Cuts and Jobs Act”. The diluted EPS in 2017 would have been $0.88 without this one-time item. When factoring in these two unusual items, the earnings would have increased by $0.19 per diluted EPS (or 21%) from $0.88 in 2017 to $1.07 in 2018.

  Fourth quarter earnings are particularly unrepresentative since the total tax impact (therefore, significant tax credit) was taken in the fourth quarter of 2017. In fact, fourth quarter revenues, without the foreign currency exchange impact, would have increased 8% and pre-tax profits would have shown a 4% gain instead of a 23% decline.

“As a result of the significant impact in the exchange rate, the Company changed its distribution of services to sell direct to its independent distributor, instead of through its Brazilian subsidiary. In doing so, the Company is now sharing the exchange rate risk with its independent Brazilian distributor.

“In 2018, we were very pleased to make several key additions to our management team. These included Chares Doucot - Executive Vice President, Allen Johnson - Vice President of Marketing and Dr. Rody Predescu - Lab Operations Director. We believe these are important additions for the future growth of the Company.

“In prior quarters press releases, we reported that effective September 2018, under Brazilian law, professional drivers would be required to renew their license every 2 ½ years, instead of the current every 5 years. As of now, the Brazilian government has not yet implemented this legally mandated testing. The national elections and now the change in government were major causes for the delay in implementation. Our best estimate now is that the 2 ½ year requirement, which will almost double the market size, will be implemented in the fourth quarter of 2019.

“The Company’s balance sheet remains strong with approximately $9.8 million of working capital. The total equipment financing outstanding was $1.6 million as of December 31, 2018, compared to a total amount borrowed of $10.8 million reflecting repayment of $9.2 million since May 2014. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare our quarterly dividend of $0.18 per share. This dividend represents our 90th consecutive quarterly dividend.”

Further Disclosure on Uncertainty

As the Company has previously disclosed, there are greater challenges and uncertainties in a new, large and developing market, such as Brazil. Psychemedics Brasil, our independent distributor in Brazil, has had 55% of its shares acquired by Instituto Hermes Pardini S.A., a provider of medical and diagnostic services in Brazil, including reference laboratory services.  We are in discussions with our distributor and its acquirer about the future of our distribution agreement (which either party may terminate upon prior written notice following July 2019), including whether it will be extended, terminated or replaced by a transition agreement for us to continue to sell our drug tests to our current distributor for a period of time. The outcome of these discussions is not certain, and any significant decrease in sales to our distributor would have a materially adverse impact on our business. However, we believe that the overall market demand for drug testing services in Brazil will continue to grow, and it remains uncertain whether the acquirer will have the capacity to supply our distributor with the volume of drug tests that we currently provide, at least in the near term. At the same time, we have also been exploring additional options in Brazil.

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Neil Lerner, Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and the enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Consolidated Statements of Income
(in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenues	$9,936	$9,760	$42,674	$39,701
Cost of revenues	5,203	4,983	22,056	19,879

Gross profit	4,733	4,777	20,618	19,822

Operating Expenses:
General & administrative	1,523	1,364	6,430	5,642
Marketing & selling	1,220	1,114	5,027	4,666
Research & development	462	352	1,551	1,357

Total Operating Expenses	3,205	2,830	13,008	11,665

Operating income	1,528	1,947	7,610	8,157
Other income (expense)	(4)	42	43	20

Net income before provision for income taxes	1,524	1,989	7,653	8,177

Provision for / (benefit from) income taxes	643	(361)	3,069	2,056

Net income	$881	$2,350	$4,584	$6,121

Diluted net income per share	$0.16	$0.42	$0.83	$1.10

Dividends declared per share	$0.18	$0.15	$0.69	$0.60

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except share par value)
(UNAUDITED)

	December 31,	December 31,
	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$4,069	$8,165
Marketable securities	3,905	-
Accounts receivable, net of allowance for doubtful accounts
of $67 in 2018 and $64 in 2017	4,829	4,488
Prepaid expenses and other current assets	1,067	1,212
Total Current Assets	13,870	13,865

Fixed Assets, net of accumulated amortization and depreciation
of $13,341 in 2018 and $11,670 in 2017	10,177	11,811
Other assets	927	832

Total Assets	$24,974	$26,508

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$682	$398
Accrued expenses	2,962	2,870
Current portion of long-term debt	416	957
Total Current Liabilities	4,060	4,225

Long-term debt	1,212	2,420
Deferred tax liabilities, long-term	955	1,243
Total Liabilities	6,227	7,888

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	-	-
Common stock, $0.005 par value; 50,000 shares authorized
6,175 shares issued in 2018 and 6,160 shares issued in 2017	31	31
Additional paid-in capital	31,523	31,022
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(1,326)	(2,113)
Accumulated other comprehensive loss	(1,399)	(238)

Total Shareholders' Equity	18,747	18,620

Total Liabilities and Shareholders' Equity	$24,974	$26,508